Exhibit (a)(5)(G)

Jivers,

I wanted to send a quick note thanking you all for the warm hospitality, engaging conversation and questions, and patient support during the Aurea team’s visit to Portland. We came away impressed - with the people, with the Portland “vibe,” and with the family-like atmosphere. We all got it and felt it. We understand what you’ve been talking about.

I’ve mentioned before that it reminds me of Trilogy, the company where a number of Aureans worked in the late 1990s and early 2000s. I see many of the same elements - the uniquely strong team and value on great people, the deep social fabric and relationships (many Trilogians married back in the day), and the near religious zeal for the mission of the company. We remember.

We believe that the changes we will make to the business are necessary to improve its performance and ensure its long-term competitiveness and viability. These kinds of decisions and changes are tough. The first six months, in particular, may be challenging. But we will emerge together from this a better, more focused company with a strong foundation for growth built on the best assets from both companies.

We know we need to enroll you in a vision and strategy for the future, and provide the kind of mission, meaningful work, environment, and compensation that will convince you to become part of a new adventure. If we don’t do those things, we will lose key people we very much want to be a part of the future.

I have said this before and I want to reiterate that as soon as decisions are made and we are legally permitted to share additional information we will do so. We plan to be ready for day one.

I hope you’ll give us the opportunity to continue sharing our vision of what the global, combined Aurea/Jive can be. I and the rest of the Aurea team look forward to deepening our understanding of Jive, meeting many more of you across EMEA and Israel in upcoming visits, and continuing to partner with you to create a great new company.

Scott

Important Additional Information and Where to Find It

In connection with the proposed acquisition of Jive Software, Inc. (“Jive”) by Wave Systems Corp. (“Parent”), Jazz MergerSub, Inc., a wholly owned subsidiary of Parent (“Acquisition Sub”), commenced a tender offer for all of the outstanding shares of Jive on May 12, 2017. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Jive, nor is it a substitute for the tender offer materials that Parent, Acquisition Sub and ESW Capital, LLC (“Guarantor”) filed with the Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. On May 12, 2017, Parent, Acquisition Sub and

Guarantor filed tender offer materials on Schedule TO with the SEC and Jive filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY JIVE’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement are available to Jive’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement are also available to all stockholders of Jive by contacting Jive at lisa.jurinka@jivesoftware.com or jason.khoury@jivesoftware.com by phone at (415) 580-4738 or (650) 847-8308, or by visiting Jive’s website (www.jivesoftware.com). In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) are available at no charge on the SEC’s website (www.sec.gov). JIVE’S STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE TRANSACTION.

Forward Looking Statements

This document contains certain statements that constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the satisfaction of conditions to the completion of the proposed transaction and the expected completion of the proposed transaction, as well as other statements that are not historical fact. These forward-looking statements are based on currently available information, as well as Jive’s views and assumptions regarding future events as of the time such statements are being made. Such forward looking statements are subject to inherent risks and uncertainties. Accordingly, actual results may differ materially and adversely from those expressed or implied in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the potential failure to satisfy conditions to the completion of the proposed transaction due to the failure to receive a sufficient number of tendered shares in the tender offer, as well as those described in cautionary statements contained elsewhere herein and in Jive’s periodic reports filed with the SEC including the statements set forth under “Risk Factors” set forth in Jive’s most recent annual report on Form 10-K, as amended, and in Jive’s most recent quarterly report on Form 10-Q, the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) filed by Parent, Acquisition Sub and Guarantor, and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Jive. As a result of these and other risks, the proposed transaction may not be completed on the timeframe expected or at all. These forward-looking statements reflect Jive’s expectations as of the date of this report. While Jive may elect to update any such forward-looking statements at some point in the future, Jive specifically disclaims any obligation to do so, even if our expectations change, except as required by law.